Exhibit 99.1

                   New York Community Bancorp, Inc.
                Announces 2003 Annual Meeting Results


    WESTBURY, N.Y.--(BUSINESS WIRE)--May 14, 2003--New York Community Bancorp, Inc. (NYSE: NYB) today announced that its shareholders approved all of the proposals submitted for their consideration at the Annual Meeting of Shareholders, including the election of Chairman Michael F. Manzulli, President and Chief Executive Officer Joseph R. Ficalora, and Mr. Robert S. Farrell to the Company's Board of Directors, and an amendment to the Company's amended and restated Certificate of Incorporation increasing the number of authorized shares of common stock from 150 million to 300 million.
    During the meeting, held earlier today, Mr. Ficalora noted that the Company had received national recognition for its returns to investors, in addition to the recognition it had received for its record of earnings growth. "No other thrift in our marketplace has given its shareholders so significant a return on investment," Mr. Ficalora stated. "Based on last night's closing price, the value of the Company's shares has grown 2,028% since our conversion to stock form, including a 22% increase since December 31, 2002.
    "For those investors who acquired our stock as a result of our merger transactions with Haven Bancorp and Richmond County Financial, the increase in value has also been substantial. Last night's closing price was 336% higher than the price of Haven's shares before we announced that transaction, and 97% higher than the price at which Richmond was trading before that merger was announced."
    Mr. Ficalora also commented on the Company's 2003 financial performance, reiterating the guidance provided in its first quarter 2003 earnings release. "We are currently projecting 2003 diluted earnings per share in the range of $2.67 to $2.75," Mr. Ficalora stated, "which would represent a year-over-year increase of approximately 20%."
    Mr. Ficalora also reminded investors of the Company's upcoming 4-for-3 stock split, which will be in the form of a 33-1/3% stock dividend. "This was the eighth split declared by the Board since our conversion to stock form, and the price per share has risen about 6% since the split was announced last month," Mr. Ficalora said. The split will take place at the close of business on May 21, 2003.
    New York Community Bancorp, Inc. is the $12.0 billion holding company for New York Community Bank, and the sixth largest thrift in the nation, based on current market capitalization. The Bank serves its customers through a network of 110 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metropolitan New York region, with 54 in-store branches, the Bank is the leading producer of multi-family mortgage loans for portfolio in the city of New York. Additional information about the Company and its financial performance is available at its web site, www.myNYCB.com.

    Forward-looking Statements and Associated Risk Factors

    This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions, and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the Company's loan or investment portfolios; changes in deposit flows, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services.
    Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516/683-4420
             First Senior Vice President
             Investor Relations